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                           GRUBB & ELLIS COMPANY

                        DEFERRED COMPENSATION PLAN

                              JANUARY 1, 1999


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                                 PREAMBLE

This Grubb & Ellis Company Deferred Compensation Plan (the "Plan") is adopted by Grubb & Ellis Company for the benefit of certain of its Employees, effective as of January 1, 1999. The purpose of the Plan is to provide supplemental retirement income and to permit eligible Employees the option to defer receipt of Compensation, pursuant to the terms of the Plan. The Plan is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.


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                               TABLE OF CONTENTS


     ARTICLE 1

     DEFINITIONS
     1.1- Definitions


     ARTICLE 2

     PARTICIPATION
     2.1- Election to Participate
     2.2- Date of Participation
     2.3- Resumption of Participation Following Re-employment
     2.4- Change in Employment Status


     ARTICLE 3

     CONTRIBUTIONS
     3.1- Deferral Contributions
     3.2- Employer Contributions


     ARTICLE 4

     PARTICIPANTS' ACCOUNTS
     4.1- Individual Accounts
     4.2- Accounting for Distributions



     ARTICLE 5

     RETURN ON CONTRIBUTIONS
     5.1- Manner of Determining Investment Return
     5.2- Investment Decisions


     ARTICLE 6

     RIGHT TO BENEFITS
     6.1- Vesting
     6.2- Termination of Employment
     6.3- Death
     6.4- Designation of Beneficiaries
     6.5- Adjustment for Investment Experience


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     ARTICLE 7

     DISTRIBUTION OF BENEFITS
     7.1- General Distribution Provisions
     7.2- Distribution of Benefits to Active Employee Participants 7.3- Distribution of Benefits to Terminated Participants
     7.4- Distribution of Benefits Upon Death of a Participant
     7.5- Accelerated Distribution
     7.6- Emergency Distribution
     7.7- Notice to Trustee
     7.8- Time of Distribution


     ARTICLE 8

     PLAN ADMINISTRATION
     8.1- Powers and Responsibilities of the Administrator
     8.2- Nondiscriminatory Exercise of Authority
     8.3- Claims and Review Procedures
     8.4- Administrative Costs of the Plan


     ARTICLE 9

     TRUST
     9.1- Establishment of a Trust
     9.2- Transfer of Assets to the Trust


     ARTICLE 10

     AMENDMENT AND TERMINATION
     10.1- Amendment of the Plan
     10.2- Retroactive Amendments
     10.3- Plan Termination
     10.4- Distribution Upon Termination of the Plan


     ARTICLE 11

     MISCELLANEOUS
     11.1- Communication to Participants
     11.2- Limitation of Rights
     11.3- Spendthrift Provision
     11.4- Facility of Payment
     10.5- Information between Employer and Trustee
     10.6- Notices
     10.7- Governing Law


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                             GRUBB & ELLIS COMPANY
                           DEFERRED COMPENSATION PLAN



                            ARTICLE 1.  DEFINITIONS

1.1. DEFINITIONS. Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

          (a) "ACCOUNT" means an account established on the books of the Employer for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses included thereon.

          (b) "ADMINISTRATOR" means the committee appointed by the Board of Directors of Grubb & Ellis Company (the "Board") to administer the Plan, who serve at the pleasure of the Compensation Committee of the Board, and any successor members of such administrative committee as shall be appointed by the Compensation Committee of the Board.

          (c)  "BENEFICIARY" means the person or persons entitled under
               Section 7.1 to receive benefits under the Plan upon the death of a Participant.

          (d) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          (e) "COMPANY" means Grubb & Ellis Company, a Delaware corporation, and the sponsor of the Plan.

          (f) "COMPENSATION" shall mean wages as defined in Section 3401(a) of the Code and all other payments of compensation paid to an Employee by the Employer (in the course of the Employer's trade or business), excluding reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, but including base pay, incentive pay, bonuses, and commissions that are otherwise excludable from the gross income of the Participant under a salary reduction agreement by reason of the application of Sections 125 or 402(a)(8) of the Code.

          (g) "DEFERRAL AGREEMENT" shall mean the agreement entered into between an Eligible Employee and the Employer whereby the Employee elects to defer Compensation according to the terms of this Plan.

          (h)  "DEFERRAL CONTRIBUTION" shall have the meaning set forth in
               Section 3.1 of


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              this Plan.

          (i) "ELIGIBLE EMPLOYEE" means an employee who is considered to be key to the long term success of the Employer as determined in the sole discretion of the Administrator and who has earned gross income equal to or greater than the earnings threshold which shall be established by the Administrator from time to time in the calendar year prior to the year in which he can participate in the Plan; provided, that no employee shall be considered an Eligible Employee unless such person is a member of a select group of management or highly compensated employees of the Employer

          (j) "EMPLOYEE" means any person who performs services for the Employer and receives compensation therefor from the Employer in the form of wages as defined under Section 3401(a) of the Code.

          (k) "EMPLOYER" means Grubb & Ellis Company, a Delaware corporation, its wholly owned subsidiaries, and any successors and assigns unless otherwise provided herein, and shall include any other employer which, with the consent of Grubb & Ellis Company, adopts this Plan for the benefit of its employees.

          (l)  "EMPLOYER CONTRIBUTION" shall have the meaning set forth in
               Section 3.2 of this Plan.

          (m) "EMPLOYMENT COMMENCEMENT DATE" means the date on which the m Employee commences service as an Employee.

          (n) "ENTRY DATE" means with respect to any Eligible Employee the earlier of (i) the first day of the Plan Year after the Employee is designated as an Eligible Employee, or (ii) the first day of the month following an Eligible Employee's Employment Commencement Date.

          (o) "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended.

          (p) "PARTICIPANT" means any Employee who participates in the Plan in accordance with Article 2 hereof.


          (q) "PLAN" means the Grubb & Ellis Company Deferred Compensation Plan as established by the Employer as set forth herein and as subsequently amended or restated.

          (r) "PLAN YEAR" means the 12-consecutive month period beginning January 1 and ending December 31.


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          (s)  "RELATED EMPLOYER" means any employer other than the Employer named herein which, with the consent of Grubb & Ellis Company, adopts this Plan for the benefit of its employees.

          (t) "RETIREMENT AGE" means an active Employee who, upon termination, is at least age fifty-nine and one-half.

          (u) "TRUST" means the trust, if any, established pursuant to the terms of the Plan.

          (v) "TRUSTEE" means the entity or natural person which may be appointed by the Administrator to hold and manage the assets of any trust established by the Administrator with respect to the Plan, including any successor trustee.

          (w) "VALUATION DATE" means the last day of the Plan Year and such other date(s) as designated by the Administrator.


                           ARTICLE 2.  PARTICIPATION

2.1. ELECTION TO PARTICIPATE.

     (a) Each person who is or will be an Eligible Employee on an Entry Date may elect to participate in the Plan by completing, signing and delivering a compensation reduction agreement in such form as is prescribed by the Administrator, in accordance with such procedures, including deadlines, as shall be established by the Administrator (the "Deferral Agreement"). The form of Deferral Agreement provided hereunder, shall set forth the following items to be elected by the Participant, within the terms and conditions of this Plan: (i) the amount of Compensation to be deferred for the applicable deferral period - either the remainder of the current Plan Year, or the next subsequent Plan Year; (ii) the initial investment vehicles by which his return will be measured;
          (iii) the date for distribution or commencement of distribution of his benefits under the Plan; and (iv) the form of distribution.
          The Deferral Agreement shall permit Participants to elect to receive benefits under this Plan at a date or commencing on a date which is a) no earlier than the expiration of three Plan Years following the Plan Year in which Deferral Contributions were made pursuant to that Deferral Agreement; and b) commencing no later than five years following termination of employment. A Participant may elect to receive a lump sum, or annual installments over a period not to exceed ten years, provided, that Account balances of $5,000 or less shall be paid in a lump sum, EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 7. A new Deferral Agreement must be completed for each Plan Year for Participants electing to participate in subsequent Plan Years.

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(b)  A Deferral Agreement  will remain in effect for the Plan Year until a new Deferral Agreement, amending the prior agreement, is delivered; provided, that (i) an amended Deferral Agreement amending the terms related to the timing and/or form of distribution will not be given effect until twelve months have elapsed from the effective date of the amendment; (ii) a Participant may not amend the percentage or amount of Compensation to be deferred during the Plan Year covered by a Deferral Agreement; and (iii), a Participant may amend his investment elections via delivery of notice to the Administrator or the Trustee, according to such procedures as may be adopted by the Administrator. If a Participant has delivered more than one amended Deferral Agreement, the most recent one shall govern with respect to the particular Deferral Agreement which has been amended, except as set forth in this Section.

(c) Under no circumstances may a Deferral Agreement be entered into to defer Compensation retroactively. A Participant may not revoke a Deferral Agreement and may not change the percentage of Compensation deferred thereunder.

2.2. DATE OF PARTICIPATION. Each Eligible Employee on the Effective Date shall be become a Participant as of that date provided the Eligible Employee has delivered a Deferral Agreement. Other Eligible Employees will become a Participant in the Plan on the first Entry Date after which he becomes an Eligible Employee if he has entered into a Deferral Agreement. If the Eligible Employee does not deliver a Deferral Agreement prior to his first Entry Date, then the Eligible Employee will become a Participant in the Plan as of the first day of a Plan Year for which he has delivered a Deferral Agreement.

2.3. RESUMPTION OF PARTICIPATION FOLLOWING RE-EMPLOYMENT. If a Participant ceases to be an Employee and thereafter returns to the employ of the Employer he will again become a Participant as of an Entry Date following his Employment Commencement Date following his re-employment, provided he is an Eligible Employee and has delivered a Deferral Agreement.

2.4. CHANGE IN EMPLOYMENT STATUS. If any Participant continues in the employ of the Employer or Related Employer but ceases to be an Eligible Employee, the individual shall continue to be a Participant until the entire amount of his benefit is distributed; provided, however, the individual shall not be entitled to make Deferral Contributions or receive an allocation of Employer Contributions during the period that he is not an Eligible Employee. Such Participant shall continue to receive credit for service completed during the period for purposes of determining his vested interest in his Accounts. In the event that the individual subsequently becomes an Eligible Employee, the individual may elect to make Deferral Contributions and be eligible for allocation of Employer Contributions in accordance with
Section 2.1.


                           ARTICLE 3. CONTRIBUTIONS

3.1. DEFERRAL CONTRIBUTIONS. Each Participant may elect to reduce his Compensation by

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a specified whole number multiple of one (1) percent up to an amount not exceeding such limit as shall be established by the Administrator, which in any case shall not be greater than $50,000 per Plan Year (the "Deferral Contribution"). The election to defer Compensation shall become effective on the first day of the period set forth in the Participant's Deferral Agreement, and the Participant's Compensation paid during the period of the Deferral Agreement will be subject to deferral. Participants may or may not elect a separate deferral percentage for lump sum bonuses in addition to a deferral percentage for normal periodic salary/commission/incentive payments. In the case of an election to participate following an Eligible Employee's Employment Commencement Date, the Deferral Agreement will be effective to defer Compensation paid during the remainder of the Plan Year.

The Employer shall credit an amount to the Account maintained on behalf of the Participant corresponding to the amount of said reduction, as of the date on which the Compensation would have been paid if not deferred.

3.2. EMPLOYER CONTRIBUTIONS. The Company may make an Employer Contribution to be credited to the account maintained on behalf of each Participant who had Deferral Contributions made on his behalf during the Plan Year (the "Employer Contribution"). Whether an Employer Contribution is made, and the amount of any such Employer Contribution shall be determined at the discretion of the Board of Directors of the Company. The amount of any Employer Contribution will be allocated pro-rata to such Participants, based upon the amount of Deferral Contributions made by the Participants during such Plan Year, or upon such other basis as is determined by the Board of directors of the Company at the time that the Employer Contribution is made.


                      ARTICLE 4. PARTICIPANTS' ACCOUNTS

4.1. INDIVIDUAL ACCOUNTS. The Administrator will establish and maintain an Account for each Participant which will reflect the amounts of Deferral Contributions and Employer Contributions credited to the Account on behalf of the Participant with respect to each Deferral Agreement entered into by the Participant, with earnings, expenses, gains and losses credited thereto, attributable to the investment selections as if made with the amounts in the Participant's Account. The Administrator will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate in order to discharge its duties under the Plan. Participants will be furnished statements of their Account values at least once each Plan Year.

4.2. ACCOUNTING FOR DISTRIBUTIONS. As of any date of a distribution to a Participant or a Beneficiary hereunder, the distribution to the Participant or to the Participant's Beneficiary(ies) shall be charged to the Participant's Account.

4.3. SEPARATE ACCOUNTS. A separate account under the Plan shall be established and maintained to reflect the Account for each Participant with subaccounts to show separately the earnings, expenses, gains and losses credited or debited to that Account.


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                       ARTICLE 5.  RETURN ON CONTRIBUTIONS

5.1. MANNER OF INVESTMENT. All amounts credited to the Accounts of Participants shall be treated as though invested and reinvested only in eligible investments selected by the Administrator.

5.2.  INVESTMENT DECISIONS.

     (a) The selection of investment measurement vehicles in which the Accounts of Participants shall be treated as invested and reinvested shall be made by the Administrator or this duty will be delegated to each Participant to select from among alternatives made available by the Administrator, or both, as determined by the Administrator. An investment alternative consisting solely of securities issued by the Company or one of its subsidiaries shall not be offered.

     (b) All dividends, interest, gains and distributions of any nature earned in respect of an investment alternative in which the Account is treated as investing shall be credited to the Account in an amount equal to the net increase or decrease in the net asset value of each investment option since the preceding Valuation Date in accordance with the ratio that the portion of the Account of each Participant that is invested in the designated investment option bears to the aggregate of all amounts invested in the same investment option.

     (c) The Employer may, but is not required to, invest any amounts which are attributable to Deferral Contributions and Employer Contributions in investments which reflect the investment decisions made pursuant to Article 5.2 above.


                         ARTICLE 6.  RIGHT TO BENEFITS

6.1. VESTING. Each Participant shall have nonforfeitable right to benefits under this Plan represented by his Account.

6.2. TERMINATION OF EMPLOYMENT. If a Participant terminates his employment for any reason other than death or retirement in connection with reaching Retirement Age, he will be entitled to a termination benefit equal to the value of his Account as adjusted for income, expense, gain or loss as of his termination date. The amount payable under this Section will be distributed in accordance with Article 7.

6.3. DEATH. If a Participant dies before the distribution of the value of his Account has commenced, or before such distribution has been completed, his designated Beneficiary or Beneficiaries will be entitled to receive the balance or remaining balance of his Account, plus


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any amounts thereafter credited to his Account.  Distribution to the
Beneficiary or Beneficiaries will be made in accordance with Article 7.

6.4. DESIGNATION OF BENEFICIARIES. A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Administrator on a form designated by the Administrator. If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.

6.5.  ADJUSTMENT FOR INVESTMENT EXPERIENCE.  If any distribution under this
Article 6 is not made in a single payment, the amount remaining in the Account after the distribution will be subject to adjustment until distributed to reflect the income and gain or loss on the investments in which such amount is treated as invested and any expenses properly charged under the Plan and Trust to such amounts.


                     ARTICLE 7.  DISTRIBUTION OF BENEFITS

7.1. GENERAL DISTRIBUTION PROVISIONS. Distributions to Participants and to their Beneficiaries shall be made pursuant to the method of distribution elected by each Participant in his salary reduction agreement.

7.2. DISTRIBUTION OF BENEFITS TO ACTIVE EMPLOYEE PARTICIPANTS. A distribution under the Plan to an active Employee shall be made according to the distribution election signed by the Participant in a lump sum in cash or, if elected specified in the Participant's election to defer Compensation under a systematic withdrawal plan, substantially equal, annual installments not exceeding 10 years.

7.3.  DISTRIBUTION OF BENEFITS TO TERMINATED PARTICIPANTS.

(a) For those Participants who terminate their employment for reasons other than death prior to attainment of Retirement Age, distribution shall be
     made in a lump sum.   If the Participant who terminates employment is
     already receiving an in-service installment distribution, then the remaining installments shall be paid in a lump sum.

(b) A Participant terminating employment after attaining Retirement Age ("Retiree") is eligible to receive his benefits in annual installments or a lump sum according to, and at the date or commencing on the date specified in, his Deferral Agreement; provided, that upon his request within 90 days prior to his termination date, a Retiree may change form of distribution from annual installments to lump sum, and/or change the timing of the distribution to accelerate the date to his termination date.

7.4. DISTRIBUTION OF BENEFITS UPON DEATH OF A PARTICIPANT. Upon death of a Participant either before distribution of the value of his Account or before such distribution

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has been completed, the remaining value of his Account will be distributed to the Participant's Beneficiary(ies) in a lump sum or in annual installments as provided in the Participant's Deferral Agreement. A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant's Account, such amount will be paid to his surviving spouse or, if none, to his estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan). If a Beneficiary dies after benefits to such Beneficiary have commenced, but before they have been completed, and, in the opinion of the Administrator, no person has been designated to receive such remaining benefits, then such benefits shall be paid to the deceased Beneficiary's estate.

7.5. ACCELERATED DISTRIBUTION. A Participant may make a one-time request that the Administrator authorize an accelerated lump sum distribution of the value of his entire Account, or a portion thereof without specifying a reason. In such event, the Administrator will arrange for the accelerated distribution and the portion withdrawn from the Participant's Account will be reduced by 10% as a penalty for early withdrawal, and the Participant will be precluded from deferring any Compensation for the twelve months subsequent to making the request.

7.6. EMERGENCY DISTRIBUTION. A Participant may request that the Administrator authorize an emergency payment to such Participant. Any such distribution shall be for the sole purpose of enabling such Participant to meet his immediate and heavy financial needs arising as a result of catastrophic emergency of such Participant or a member of his immediate family. (Children's' educational expenses and the purchase or improvement of a residence are specifically excluded as events deemed to constitute an emergency for purposes of this Section. If an emergency payment is authorized, the Administrator shall distribute to such Participant, within a reasonable time, an amount determined by the Administrator to be sufficient to alleviate the financial hardship, but not in excess of the Participant's Account balances as of such date. In determining the amount to be distributed, the Administrator may take into account amounts reasonably available from other sources of the Participant.

7.7. NOTICE TO TRUSTEE. The Administrator will notify the Trustee, if any, in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan and instruct the Trustee to distribute such benefits.
 The Administrator's notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive.

7.8. TIME OF DISTRIBUTION. In no event will a distribution to a Participant be made more than 30 days later than the date specified by the Participant in his Deferral Agreement.



                       ARTICLE 8.  PLAN ADMINISTRATION

8.1. POWERS AND RESPONSIBILITIES OF THE ADMINISTRATOR. The Administrator has the full


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power and the full responsibility to administer the Plan in all of its details, subject to a) the general oversight of the Compensation Committee;
b) the terms of the Plan; and c) the applicable requirements of ERISA and the Code, and rules, regulations and rulings thereunder. Decisions of the Administrator may be effected by a majority vote of the members of the Administrator, either in person at a meeting or in writing. The Administrator's powers and responsibilities include, but are not limited to, the following:

     (a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

     (b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

     (c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

     (d)  To administer the claims and review procedures specified in
          Section 11.3;

     (e) To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

     (f) To determine the person or persons to whom such benefits will be paid;

     (g)  To authorize the payment of benefits;

     (h) To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

     (i) To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

     (j) To appoint and remove any Trustee appointed to hold and manage any assets set aside for the Employer to fulfill its obligations under the Plan;

     (k) To enter into, and from time to time, amend, a trust agreement between the Employer and the Trustee, upon such terms and in such form as the Administrator shall deem appropriate, subject to the terms of the Plan; and

     (l) By written instrument, to allocate and delegate day-to-day responsibilities related to administration of the Plan.

8.2. NONDISCRIMINATORY EXERCISE OF AUTHORITY. Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will


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receive substantially the same treatment.

8.3. CLAIMS AND REVIEW PROCEDURES.

     (a) CLAIMS PROCEDURE. If any person believes he has been denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. The Administrator will notify such person of its decision in writing. If any such claim is wholly or partially denied, such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and
          (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

     (b) REVIEW PROCEDURE. Within 60 days after the date on which a person receives notice of denial of his claim, or within 60 days after the date on which such denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Administrator for a review of his denied claim and of pertinent documents. The Administrator will notify such person of its decision upon review of the denied claim in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review of the denied claim will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

     (c) FINAL AND BINDING DECISION. The Administrator's decisions with respect to review of claims under the Plan will be final and binding on all persons have an interest therein.

8.4.  ADMINISTRATIVE COSTS OF THE PLAN

The Employer shall pay all reasonable costs and expenses (including legal, accounting, and


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employee communication fees) ("Expenses") incurred by the Administrator and the Trustee in administering the Plan and Trust.


                             ARTICLE 9.  THE TRUST

9.1. ESTABLISHMENT OF A TRUST. The Administrator, on behalf of the Employer, shall appoint a Trustee and establish a Trust between the Employer and the Trustee, in accordance with the terms and conditions as set forth in a separate agreement, under which assets of the Employer shall be held, administered and managed in order to satisfy the obligations of the Employer with respect to payment of benefits to the Participants of this Plan and their Beneficiaries (the "Trust"). The assets of the Trust shall be held subject to the claims of the Employer's creditors in the event of the Employer's insolvency, until paid to Participants and their Beneficiaries as specified in the Plan. The Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto. Notwithstanding the provisions of the foregoing paragraph, the Administrator, on behalf of the Employer, may, in lieu of a trust, utilize such other arrangement from time to time as determined by the Administrator in its sole discretion to secure the Employer's obligations under this Plan in such a manner which is also not intended to cause Participants to realize current income on amounts contributed thereto.

9.2. TRANSFERRING ASSETS TO THE TRUST. If a Trust is maintained, the Employer will from time to time make a transfer of assets to the Trustee, reflecting the amounts of Deferral Contributions and Employer Contributions, if any made under the Plan. The Employer shall provide the Trustee with information on the amount to be credited to each Participant's Account.


                       ARTICLE 10.  AMENDMENT AND TERMINATION

10.1. AMENDMENT OF THE PLAN. The Company reserves the authority to amend the Plan by filing with the Administrator and any Trustee an amendment or a restated Plan document, executed by an authorized representative of the Company, in which the Company has indicated a change or changes in provisions previously elected by it. Such changes are to be effective on the effective date of such amendment or re stated Plan document. Any such change notwithstanding, no Participant's Account shall be reduced by such change below the amount to which the Participant would have been entitled if he had voluntarily left the employ of the Employer immediately prior to the date of the change. The Company may from time to time make any amendment to the Plan that may be necessary to satisfy the Code or ERISA. The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") is authorized to approve any amendments to the Plan on behalf of the Company.

10.2. RETROACTIVE AMENDMENTS. An amendment made by the Company in accordance with Section may be made effective on a date prior to the first day of the Plan Year in which


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

it is adopted if such amendment is necessary or appropriate to enable the Plan and Trust to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Company shall be subject to the provisions of Section 10.1.

10.3. PLAN TERMINATION. The Employer has adopted the Plan with the intention and expectation that contributions will be continued indefinitely. However, said Employer has no obligation or liability whatsoever to maintain the Plan for any length of time. The Administrator is authorized to discontinue contributions under the Plan or terminate the Plan at any time by written notice delivered to the Administrator and any Trustee without any liability hereunder for any such discontinuance or termination.

10.4. DISTRIBUTION UPON TERMINATION OF THE PLAN. Upon termination of the Plan, no further Deferral Contributions or Employer Contributions shall be made under the Plan, but Accounts of Participants maintained under the Plan at the time of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan.


                          ARTICLE 11.  MISCELLANEOUS

11.1. COMMUNICATION TO PARTICIPANTS. The Plan will be communicated to all Eligible Employees by the Administrator promptly after the Plan is adopted.

11.2. LIMITATION OF RIGHTS. Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Employer, Administrator or Trustee, except as provided herein; and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.

11.3. SPENDTHRIFT PROVISION. The benefits provided hereunder will not, prior to their distribution, be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.

11.4. FACILITY OF PAYMENT. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Trustee to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Trust for the payment of benefits hereunder to such recipient.


11.5. INFORMATION BETWEEN EMPLOYER AND TRUSTEE. The Employer agrees to furnish the Administrator and any Trustee, and the Trustee agrees to furnish the Employer with such information relating to the Plan and Trust as may be required by the parties in order to carry out their respective duties hereunder, including without limitation information required under the Code or ERISA and any regulations issued or forms adopted thereunder.


11.6. NOTICES. Any notice or other communication in connection with this Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified:


     (a) If it is sent to the Employer or Administrator, it will be at the following address, or such other address as is subsequently determined by the Administrator:

                Grubb & Ellis Company
                2215 Sanders Road, Suite 400
                Northbrook, IL 60062
                Attn:  Vice President of Human Resources

     (b) If it is sent to the Trustee, it will be sent to such address specified by the Trustee in the trust agreement to be entered into between the Employer and the Trustee.

11.7. GOVERNING LAW. The Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the State of Illinois, without regard to the principles of conflicts of law thereof.


---------------


IN WITNESS WHEREOF, the Employer by its duly authorized representative of the Administrator, has caused this Plan to be adopted on 20th day of November, 1998.


EMPLOYER
Grubb & Ellis Company and Subsidiaries



By: /s/Vincent Ristucci
    ----------------------------------


(Title)
Member of Administrator Committee


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